Exhibit (d)(12)

SUB-ADVISORY AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of this 23rd day of June, 2026 by and between Krane Funds Advisors, LLC, a Delaware limited liability company (the “Adviser”), and Numeric Investors LLC, a Delaware limited liability company (the “Sub-Adviser,” and together with the Adviser, the “Parties”).

WITNESSETH:

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment management services;

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (“Advisory Agreement”) with KraneShares Trust (the “Trust”), a Delaware statutory trust;

WHEREAS, the Sub-Adviser is a registered investment adviser under the Advisers Act, and engages in the business of providing investment management services;

WHEREAS, the Adviser, subject to the approval of the Board of Trustees of the Trust (the “Board” or the “Trustees”), desires to retain the Sub-Adviser to render certain services to the funds specified in Schedule A hereto, as amended from time to time, each a series of the Trust (each, a “Fund” and collectively, the “Funds”), in the manner and on the terms hereinafter set forth; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the Parties hereto intending to be legally bound, it is agreed as follows:

1. Duties of the Sub-Adviser.

(a)	The Sub-Adviser shall provide reasonable assistance to the Adviser in its efforts to secure and shall secure for itself any regulatory approvals, quotas and/or licenses that may be necessary or appropriate for each Fund’s operations or investment strategies, as set forth in each Fund’s registration statement.

(b)	In addition, the Sub-Adviser shall provide portfolio holdings recommendations and data (“Index Basis Materials”) to an index calculation agent selected by the Adviser and engaged by the Sub-Adviser for the purpose of creating an index referenced on Schedule B hereto (the “Index”), with respect to which the Adviser will manage the securities and other assets of the Funds, including the purchase, retention and disposition of the securities and other assets of the Funds, in accordance with each Fund’s respective investment objective, policies and restrictions as stated in each Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), the standards applicable to each Fund to qualify as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”), and applicable law, regulations and interpretations and exemptions from the foregoing and subject to the following:

(i)	Reserved.

(ii)	In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in the best interests of each Fund and in conformity with the Trust’s Amended and Restated Declaration of Trust, and By-Laws, each as may be modified, amended or supplemented from time to time, the Prospectus, the instructions and directions of the Adviser and of the Board, the then-current terms and conditions of any exemptive, interpretive, and no-action relief on which the Trust or relevant Fund relies, and the Trust’s policies and procedures. The Adviser undertakes to promptly provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned documents. In the performance of its duties and obligations under this Agreement, and only to the extent applicable to the same, the Sub-Adviser shall comply in all material respects with the requirements of all applicable law, including the Securities Act of 1933, Securities Exchange Act of 1934, the Investment Company Act of 1940 (the “1940 Act”), the Advisers Act, and the rules promulgated by the primary listing exchange upon which a Fund’s shares trade. In this regard, the Sub-Adviser represents that it has adopted and implemented and will maintain in accordance with Rule 206(4)-7 under the Advisers Act, policies and procedures reasonably designed to (a) prevent violation by the Sub-Adviser and its supervised persons (as such term is defined by the Advisers Act) of the Advisers Act and the rules thereunder; and (b) to the extent that the Sub-Adviser’s activities or services could affect the Fund(s), policies and procedures, prevent violation of the federal securities laws (as such term is defined in Rule 38a-1 under the Investment Company Act) by the Fund(s) and the Sub-Adviser. Further, the Sub-Adviser shall maintain a disaster recovery and business continuity plan that is in accordance with applicable law and within industry standards.

(iii)	Reserved.

(iv)	The Sub-Adviser shall provide reasonable assistance to the Adviser and any other relevant service provider in connection with any securities lending activities by the Funds.

(v)	Reserved.

(vi)	The Parties agree that the Adviser shall be responsible for placing orders or otherwise communicating trade instructions with brokers and counterparties on behalf of the Fund. The Sub-Adviser will provide the Adviser with such compliance reports and certifications relating to its duties under this Agreement and applicable laws and regulations as may be reasonably requested or mutually agreed between the Parties from time to time; provided that in no case shall the Sub-Adviser be required to disclose any proprietary or trade secret information regarding the systems, methods, tools, techniques or strategies used by the Sub-Adviser with respect to preparing the Index Basis Materials unless required by law, regulation or court order.

(vii)	The Sub-Adviser shall not be involved in the proxy voting process of the Funds.

(viii)	The Sub-Adviser shall maintain books and records with respect to its services to the Fund and keep the Adviser informed on an ongoing basis of all material facts concerning the Sub-Adviser and its key personnel providing services to the Funds whose departure would have a material adverse impact on the Sub-Adviser’s ability to provide services under this Agreement. The Sub-Adviser shall furnish to the Adviser or the Board regular, periodic and special reports as the Board may reasonably request, and financial information (a sample set of such information is included in Schedule C, as amended from time to time as agreed between the Parties); and the Sub-Adviser will attend meetings with the Adviser and/or the Board, as reasonably requested, to discuss the foregoing. Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other information that is required for compliance by the Adviser or the Trust with federal securities laws (including the rules adopted thereunder) or any exemptive or other relief from the SEC on which the Adviser, the Trust or a Fund relies. The Sub-Adviser agrees that all records that it maintains related to the Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser will cooperate promptly with any other reasonable requests from the Adviser to assist with regulatory or compliance examinations or inspections (including information requests) relating to the Trust.

(ix)	In the event that the Trust shall be required to call a meeting of shareholders or send an information statement or registration statement supplement to shareholders due to the actions or change in status of the Sub Adviser, including a change of control of the Sub Adviser, the Adviser or Sub-Adviser shall bear all reasonable expenses associated therewith.

(x)	Reserved.

(xi)	The Sub-Adviser shall provide reasonable assistance to the Adviser in the preparation of any regulatory filings and required disclosures relating to a Fund, as requested by the Adviser from time to time. The Sub-Adviser will promptly notify the Adviser if it becomes aware of any material misstatement or omission in a Fund’s registration statement, as amended and/or supplemented from time to time.

(xii)	The Sub-Adviser shall not consult with any other subadviser to the Fund or any other series of the Trust concerning transactions for the Fund in securities or other assets; provided, that this shall not be deemed to prohibit the Sub-Adviser from consulting with any of its affiliated persons concerning the services it provides to the Fund under this Agreement.

2. Duties of the Adviser. The Adviser shall have responsibility for all services to be provided to the Funds pursuant to its Advisory Agreement with the Trust, including, but not limited to, overseeing:

(a)	regulatory filings by the Funds;

(b)	compliance by the Funds;

(c)	custody of Fund assets;

(d)	transfer agency in Fund shares;

(e)	listing of Fund shares on NYSE Arca, Inc. or another national securities exchange;

(f)	execution of purchases and sales of securities and other assets for the Fund; and

(g)	marketing and distribution activities related to the Fund.

The Adviser shall also oversee the Sub-Adviser’s provision of services under this Agreement.

3. Compensation. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, an advisory fee at the rate specified in Schedule A hereto. To the extent applicable, the fee will be calculated based on the average daily net assets (“Assets”) of the relevant Fund and will be paid to the Sub-Adviser monthly. The Sub-Adviser may waive a portion of its fee, as permitted by law and agreed by the Sub-Adviser and the Adviser. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

4. Expenses. Each of the Adviser and Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for it to perform its duties under this Agreement and administrative facilities, including bookkeeping, and all equipment necessary for the fulfillment of its responsibilities under this Agreement.

5. Liability and Indemnification.

(a)	Absent the gross negligence, bad faith, willful misconduct or reckless disregard of a Party’s duties under this Agreement, or its officers, directors, partners, agents, employees and controlling persons, it shall not be liable to the other Party for any act or omission in the course of, or connected with, rendering services described under this Agreement. For the avoidance of doubt, the Sub-Adviser shall not be liable for any act or omission of the Adviser in rendering the Adviser’s services to the Fund, including, without limitation, for any losses that may be sustained in the purchase, holding or sale of any position.

(b)	Each Party (the “Indemnifying Party”) agrees, at its expense, to indemnify and hold the other Party, its members, officers, directors, employees and agents (collectively, the “Indemnified Parties”), harmless from any and all claims, demands, damages, costs, expenses, suits, actions, liabilities and losses (including, without limitation, reasonable attorneys’ fees and expenses) arising by virtue of, in connection with, or related to, the Indemnifying Party’s performance hereunder or execution hereof, except as such claims, losses or damages may result from the Indemnified Party’s gross negligence, bad faith, willful misconduct or reckless disregard of its duties. In no event shall either Party be liable to the other Party for any special, consequential or punitive damages arising under or related to this Agreement. The Indemnified Party shall not be liable to the Indemnifying Party in connection with the Indemnified Party’s performance or execution of its obligations under this Agreement, except as a result of such Indemnified Party’s gross negligence, bad faith, willful misconduct or reckless disregard of its duties. No compromise or settlement by the Indemnifying Party of any action or proceeding related to the transaction contemplated hereby shall be effective, unless it also contains an unconditional release of the Indemnified Party, except to the extent related to the gross negligence, bad faith, willful misconduct of, or reckless disregard of its duties by, the Indemnified Party. Notwithstanding anything to the contrary herein, the indemnification obligations under this paragraph shall survive the termination of this Agreement.

Nothing contained herein shall be deemed a waiver of any right available to either Party to bring a cause of action for violations of applicable U.S. federal and state laws, including, but not limited to, U.S. federal and state securities laws.

6. Representations and Warranties of Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser and the Funds as follows:

(a)	The Sub-Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect. The Sub-Adviser covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.

(b)	The Sub-Adviser will notify the Adviser as soon as reasonably practicable of the occurrence of any event that could substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act, including any actions taken by the SEC to place any restrictions on, or suspend, reject or revoke any approval, quota or license that may be necessary or appropriate for a Fund’s operations or investment strategies, as set forth in a Fund’s registration statement. To the extent permissible under applicable law and its internal mandates, the Sub-Adviser will promptly notify the Adviser and provide such information (other than attorney-client privileged information) as may be reasonably requested by the Adviser regarding the following matters: (i) if the Sub-Adviser is served or otherwise receives notice of the commencement of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the Sub-Adviser and directly related to its services to the Fund; and (ii) any completed audit, investigation, complaint, examination or other inquiry (other than routine regulatory examinations or inspections) conducted by any state or federal governmental regulatory authority that will have a material adverse effect on a Fund. For the avoidance of doubt, any information shared under this clause shall be subject to the confidentiality provisions set forth in Section 9 of this Agreement;

(c)	The Sub-Adviser is fully authorized under all applicable law to (i) enter into this Agreement, (ii) serve as Sub-Adviser to the Funds and (iii) perform the services described under this Agreement;

(d)	The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(e)	This Agreement is a valid and binding agreement of the Sub-Adviser;

(f)	The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage;

(g)	The Sub-Adviser is not an affiliated person of any depositary bank for any Depositary Receipts held by a Fund, except a depositary bank that is deemed to be affiliated solely because a Fund owns greater than 5% of the outstanding voting securities of such depositary bank;

(h)	The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and the Sub-Adviser and its applicable employees, officers, and directors are subject to reporting requirements thereunder and, accordingly, agrees that it shall, on a timely basis, furnish a copy of such code of ethics to the Adviser (and any material amendments), and, with respect to such persons, the Sub-Adviser shall comply with the reporting requirements of Rule 17j-1(c)(2), which include (i) certifying to the Adviser that the Sub-Adviser has complied with the Sub-Adviser’s Code of Ethics with respect to the Sub-Adviser’s performance under this Agreement and (ii) identifying any material violations of the Sub-Adviser’s Code of Ethics which have occurred with respect to the Sub-Adviser’s performance under this Agreement. The Sub-Adviser also represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information by the Sub-Adviser and its employees;

(i)	The Sub-Adviser shall protect against unauthorized access to or use of the Adviser or the Trust’s proprietary information that could result in harm or inconvenience to the Adviser or the Trust. The Sub-Adviser agrees to notify the Adviser promptly of any material information security breach or acquisition of the Trust’s proprietary information by an unauthorized person; and

(j)	The Sub-Adviser will notify the Adviser of any anticipated “assignment” (as defined in the 1940 Act) of this Agreement.

7. Representations and Warranties of the Adviser. The Adviser represents and warrants to the Sub-Adviser as follows:

(a)	The Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect;

(b)	The Adviser will notify the Sub-Adviser as soon as reasonably practicable of the occurrence of any event that would substantially impair the Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act. To the extent permissible under applicable law, the Adviser will promptly notify the Sub-Adviser of the existence of any completed audit, investigation, complaint, examination or other inquiry (other than routine regulatory examinations or inspections) conducted by any state or federal governmental regulatory authority that may have a material adverse effect on the Sub-Adviser, involving the affairs of the Funds or the Adviser;

(c)	The Adviser has been duly appointed by the Board and the shareholders of the Trust to provide investment services to the Funds as contemplated by this Agreement and is authorized to delegate any and all duties and obligations thereunder;

(d)	The Adviser is fully authorized under all applicable law to (i) enter into this Agreement, (ii) serve as Adviser to the Funds and (iii) perform the services described under this Agreement;

(e)	The Adviser is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(f)	The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its members, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(g)	This Agreement is a valid and binding agreement of the Adviser;

(h)	The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage;

(i)	(A) The Adviser agrees that it and the Trust has each implemented and maintains and will comply with anti-money laundering policies and procedures that are reasonably designed to comply with the U.S. Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001, any other applicable anti-money laundering laws and regulations, and regulations and Executive Orders administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (collectively, the “Anti-Money Laundering Laws”). The Adviser acknowledges and agrees that the Sub-Adviser shall have no responsibility or obligations with respect to the Adviser’s or the Trust’s implementation and compliance with the Anti-Money Laundering Laws. The Adviser shall notify the Sub-Adviser promptly in writing should the Adviser become aware of any change to its representations set forth in this Section 7(i); and on request by the Sub-Adviser, it will provide such information as the Sub-Adviser may need to satisfy its own compliance with Anti-Money Laundering Laws; and

(j)	The Adviser agrees that it shall determine the geographic regions in which each Fund will be marketed in consultation with the Sub-Adviser, and that each such determination shall be subject to the mutual agreement of the Adviser and the Sub-Adviser.

8. Duration and Termination.

(a)	Duration. This Agreement, unless sooner terminated as provided herein, shall become effective with respect to a Fund upon its execution (and with respect to any Fund that is added to Schedule A of this Agreement, the later of the date Schedule A is amended to reflect the addition of the Fund or the date upon which the shareholder(s) of the Fund approve this Agreement), and continue for two years after its initial effectiveness as to each Fund and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Fund; provided, however, that if the shareholders of any Fund fail to approve the Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)	Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to a Fund, without payment of any penalty:

(i)	By vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser, in each case, upon sixty (60) days’ written notice to the Sub-Adviser;

(ii)	By the Sub-Adviser upon sixty (60) days’ written notice to the Adviser and the Board.

(iii)	By any Party, to take effect immediately upon receipt of written notice to the other Party, in the event that:

(A)	the other Party or any of its principals or affiliated persons are indicted for or convicted of any felony;

(B)	the license, approval, quota, authorization or consent held by the other Party which is required for the performance of its obligations under this Agreement or as described in Paragraph 1(a), is rejected, revoked, restricted, terminated or suspended;

(C)	the other Party commits a material breach of this Agreement, which such material breach has not been cured by the breaching Party within thirty (30) calendar days from the date of notice from the other Party of such material breach;

(D)	the other Party takes steps to wind up or becomes insolvent, appoints a trustee or receiver, files a petition in bankruptcy, has an involuntary petition in bankruptcy filed against it that is not dismissed within sixty (60) days, or makes an assignment for the benefit of its creditors;

(E)	any adverse finding is made in respect of, or official sanction imposed on, the other Party by any relevant regulatory authority which would be likely to materially affect its ability to perform its obligations under this Agreement; or

(F)	a relevant regulatory authority has held that the other Party is in material breach of any regulatory or other duties under this Agreement.

This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust. As used in this Section 8, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act or any rules or interpretations of the SEC or its staff thereunder.

9. Confidentiality. Each Party acknowledges that it may receive or have access to Confidential Information. “Confidential Information” is information of the other Party which is confidential or proprietary in nature and non-public, including, without limitation, information regarding the investment methodologies, systems and forms, trade secrets and the like, information about or pertaining to any business initiatives or evaluation of any future business initiative, or the business of that Party which it disclosed to the other Party or its employee, or which is acquired by or otherwise comes to the knowledge of the other Party or its employee in connection with this Agreement or any future related exchange of information between the parties (including the performance by a Party of its obligations hereunder), all non-public information pertaining to the establishment and on-going operation of a Fund and the actions of the Sub-Adviser and the Funds in respect thereof. Each Party agrees not to disclose or cause to be disclosed any Confidential Information to any person or use any Confidential Information for its own purposes or its own account, except in connection with the services under this Agreement, including, but not limited to, investment in or marketing of the Funds, and except as otherwise required by any regulatory authority, law or regulation, or by legal process. The Parties shall be permitted to disclose each other’s and the Trust’s Confidential Information to (i) its affiliates, officers, directors, employees and agents and their respective service providers that have a bona fide need to know such Confidential Information, (ii) third parties regarding publicly available information regarding each Fund’s respective holdings and performance (without reference to the Adviser, the Trust or the Funds’ names) in connection with the establishment of a track record of the Sub-Adviser, and (iii) as otherwise required by any regulatory authority, law or regulation, or by legal process. In the event that a Party is required to disclose Confidential Information pursuant to regulatory requests arising from applicable laws, including any demand of any regulatory or taxing authority having jurisdiction, and to the extent permissible under applicable law and appropriate, each Party shall notify the other Party prior to providing information in response to such a request or demand so as to allow the owner of such Confidential Information to respond appropriately. For the avoidance of doubt, the Sub-Adviser is permitted to disclose to third parties the fact that the Sub-Adviser is providing sub-advisory services to the Adviser and the Trust, which specifically includes the Sub-Adviser’s inclusion of references to the Adviser, the Trust, and the Funds in written marketing materials distributed by the Sub-Adviser to prospective investment management clients. Notwithstanding anything to the contrary herein, the confidentiality obligations under this paragraph shall survive the termination of this Agreement.

For the avoidance of doubt, the Sub-Adviser retains all rights in and to any investment models, strategies and approaches used by or on behalf of the Adviser pursuant to this Agreement and any models, strategies or approaches based upon or derived from them. In addition, except as provided in Section 12 below, the Adviser acknowledges and agrees that it has no rights in or to the name “Numeric.”

10. Exclusivity. The services of the Adviser and Sub-Adviser are not to be deemed exclusive, and the Adviser and Sub-Adviser and their directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Sub-Adviser shall be deemed to be an independent contractor of the Adviser and the Trust.

11. Supplemental Arrangements. The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require approval of an advisory agreement pursuant to Section 15 of the 1940 Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser.

12. Use of Name. The Sub-Adviser grants the Adviser use of the “Numeric” and Sub-Adviser’s name, logos, trademarks, service marks or trade names in connection with certain materials used in the ordinary course of business, such as prospectuses, financial reports, fund fact sheets, fund name and related materials, including advertising and marketing materials for the Funds; provided that a “form of” any such material is submitted to the Sub-Adviser for its written approval prior to use. Such grant will be revoked as to future use as soon as this Agreement is terminated. The Adviser acknowledges and agrees that it has no rights in or to the Sub-Adviser’s name beyond the limited use rights granted in this Section 12.

13. Amendments; Assignment. This Agreement may be amended by mutual written consent, subject to approval by the Board and Fund shareholders to the extent and in the manner required by the 1940 Act. No material amendment of this Agreement shall be effective until approved, if applicable, in the manner required by the 1940 Act, any rules thereunder or any exemptive or other relief granted by the SEC or its staff. Neither Party to this Agreement may assign (as that term is defined and interpreted under the 1940 and Advisers Acts) all or any portion of its rights, obligations or liabilities under this Agreement without the consent of the other Party.

14. Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

15. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors.

16. Trust and Shareholder Liability. The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Amended and Restated Declaration of Trust and agrees that any claims against or liabilities of the Trust shall be limited in all cases to the Trust and its assets, and if the claim or liability relates to one or more of the Funds, they shall be limited to the respective assets of that Fund. The Sub-Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

17. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the Party giving notice to the other Party at the last address furnished by the other Party:

To the Adviser at:	Krane Funds Advisors, LLC
280 Park Avenue
32nd Floor
New York, New York 10017

To the Sub-Adviser at:	Numeric Investors LLC
200 Pier 4 Boulevard
5th Floor
Boston, Massachusetts 02210

18. Electronic Delivery. Each Party hereby agrees and provides its consent to have the other Party electronically deliver Account Communications. “Account Communications” means all current and future account statements; privacy statements; the Prospectus; audited financial information, if applicable; this Agreement (including all supplements and amendments hereto); a Form ADV, Privacy Notice and updates thereto; notices and other information, documents, data and records regarding the assets. Electronic communications include e-mail delivery as well as electronically making available to the Account Communications on a Party’s Internet site, if applicable. By signing this Agreement, each Party consents to electronic delivery as described in the preceding three sentences. It is each Party’s affirmative obligation to notify the other Party in writing if its email address changes. Each Party may revoke or restrict its consent to electronic delivery of Account Communications at any time by notifying the other Party, in writing, of the intention to do so. No Party or its affiliates will be liable for any interception of Account Communications. Each Party should note that no additional charge for electronic delivery will be assessed, but the Party may incur charges from its Internet service provider or other Internet access provider. In addition, there are risks, such as systems outages, that are associated with electronic delivery.

19. Third Party Beneficiaries. The Sub-Adviser acknowledges that the Trust, on behalf of each Fund, is a third-party beneficiary of this Agreement. Thus, the Trust shall have the full right to enforce any and all provisions of this Agreement in which it is named for its benefit and to pursue any breach of any provision of this Agreement or for any loss, damage, claim, liability arising due to any act or omission to the same extent as if the Fund itself were a party to this Agreement. For the avoidance of doubt, shareholders of a Fund are not parties to, or intended (or “third-party”) beneficiaries of, this Agreement. To the maximum extent permitted by law, this Agreement is not intended to create in any individual shareholder or group of shareholders of the Fund any right to enforce this Agreement or to seek any remedy under this Agreement, either directly or on behalf of the Trust or the Fund.

20. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Parties hereto and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

21. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both Parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the Parties.

22. Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

23. Use of Associates. Notwithstanding anything in this Agreement to the contrary, the Sub-Adviser may, at its own discretion, perform certain of its duties, rights, powers, functions and obligations with respect to activities hereunder through one or more of its affiliates and their respective directors, officers and employees (each, an “Associate”) without the consent of the Adviser; provided that (i) the Sub-Adviser shall always remain responsible to the Adviser for the Sub-Adviser’s obligations under this Agreement, (ii) the Sub-Adviser shall be responsible for ensuring that each Associate complies with the terms of this Agreement, (iii) the Sub-Adviser shall compensate its Associates out of the fees it receives hereunder and (iv) the affiliate is either a wholly owned subsidiary or under common control with the Sub-Adviser. Notwithstanding the foregoing, in no event shall the Sub-Adviser delegate to an Associate its primary function of composing the Index Basis Materials without the prior written consent of the Adviser and, if applicable, the Board.

24. Affiliates. The Adviser acknowledges and agrees that Man Investments Inc., a Delaware based affiliate of the Sub-Adviser, acts as a solicitor for separate accounts in the U.S.A. for the Sub-Adviser.

ADVISER:		SUB-ADVISER:

Krane Funds Advisors, LLC		Numeric Investors LLC

By:	/s/ Jonathan Krane	By:
Name:	Jonathan Krane	Name:
Title:	Chief Executive Officer	Title:

Schedule A

to the

Sub-Advisory Agreement

by and among

Numeric Investors LLC

and

Krane Funds Advisors, LLC

June 23, 2026

Fund	Fee
KraneShares Man Buyout Beta Index ETF (BUYO)	The Adviser shall pay the Sub-Adviser forty-five (45%) percent of the Net Revenue received by the Adviser from the Fund on the first $1 Billion in Assets and fifty (50%) percent on any amounts thereafter. Net Revenue is defined for these purposes as gross revenue to the Adviser for Funds listed under Schedule A hereto – (minus) gross fund-related expenses (including any waiver by the Adviser of its compensation under the Advisory Agreement and any reimbursements by the Adviser of the Fund’s expenses).

Sch. A-1

Schedule B

to the

Sub-Advisory Agreement

by and among

Numeric Investors LLC

and

Krane Funds Advisors, LLC

June 23, 2026

KraneShares Man Buyout Beta Index ETF (BUYO)

Sch. B-1